Exhibit 4.20

ANNOUNCEMENT OF COMMENCEMENT OF PUBLIC DISTRIBUTION OF THE

SECOND ISSUE OF DEBENTURES BY

Listed company

CNPJ/MF n° 06.981.180/0001-16

Avenida Barbacena 1200, A1 Wing, 17th Floor,

30190-131 Belo Horizonte, Minas Gerais, Brazil.

ISIN: nº BRCMGDDBS017

BB BANCO DE INVESTIMENTO S.A. (“the Lead Manager”), hereby announces the distribution on today’s date of 40,000 (forty thousand) non-convertible debentures of the Second Issue by CEMIG DISTRIBUIÇÃO S.A. (“the Offering”, “the Issue” and “the Company”), being unsecured, nominal, book-entry Debentures (“the Debentures”), in a single series, with nominal unit value of R$10,000.00 (ten thousand Reais), comprising a total, on the Issue Date, namely December 15, 2007 (“the Issue Date”), of:

R$ 400,000,000.00

Rating:  Fitch : A+(bra)

1.             DECISION AND DEED OF THE ISSUE

1.1.          Corporate decisions: The Offer was approved at the meeting of the Board of Directors of the Issuer held on August 30, 2007, the minutes of which were ratified by the meeting of the Board of Directors of the Issuer held on October 30, 2006. The meeting of the Board of Directors of the Issuer held on December 13, 2007, decided the final interest rate for Remuneratory Interest (as defined below).

1.2           Issue Deed and Amendment to the Deed: The terms and conditions of the Debentures are contained in the Private Deed of the Second Public Issue of Non-Convertible Debentures, in a Single Series, unsecured, of Cemig Distribuição S.A. (“the Deed”) and the First Amendment to the Private Deed of the Second Public Issue of Non-Convertible Debentures, in a Single Series, unsecured, of Cemig Distribuição S.A. (“the Amendment to the Deed”), signed, respectively on November 12, 2007 and December 13, 2007 between the Issuer and SLW Corretora de Valores e Câmbio Ltda. (“the Fiduciary Agent”), and the Deed was filed with the Commercial Board of the State of Minas Gerais under no. ED000043-4/000 on November 21, 2007 and the Amendment to the Deed was submitted for registration under no. 07/459.087-1, on December 13, 2007.

2.             CHARACTERISTICS OF THE DEBENTURES

2.1.          Issue Date: December 15th, 2007 (“the Issue Date”).

2.2           Nominal unit value: R$ 10,000.00 (ten thousand Reais), on the Issue Date (“the Nominal Unit Value”).

2.3           Number of Debentures: 40,000 (forty thousand) Debentures will be issued, so that the total value of the Issue is R$ 400,000,000.00 (four hundred million Reais).

2.4           Increase in the Quantity of Debentures: There will be no possibility of increase in the Quantity of Debentures to be distributed under this Offering as a result of excess of demand, neither at the option of the Issuer (under the terms of Article 14 of CVM Instruction 400), nor at the option of the Lead Manager (under the terms of Article 24 of CVM Instruction 400).

2.5           Number of Series: The Offering will be made in a single series.

2.6           Period and Date of Maturity: The period of maturity of the Debentures of this Issue is 120 (one hundred and twenty) months from the Issue Date, with final maturity on December 15, 2017 (“the Maturity Date”). On the Maturity Date, the Issuer undertakes to pay such Debentures as are still in circulation, for their Nominal Unit Value, plus the due Remuneration (as defined below).

2.7           Form and Type: The Debentures will be issued in Nominal form and will be of the book-entry type, without issue of deposits or certificates.

2.8           Convertibility: The Debentures will not be convertible into shares.

2.9           Unsecured: The Debentures will be of the unsecured type.

2.10         Registry for Distribution and Trading: The Debentures shall have registry: (a) for placement on the primary market through the Securities Distribution System (SDT), administered by the Custody and Settlement Chamber (“Cetip”), based on the policies and directives set by the Brazilian Association of Financial Market Institutions (“Andima”), and the Debentures will be paid up, settled and held in custody at Cetip; and (b) for trading, in the secondary market, (i) through the National Debentures System (SND), administered by Cetip, based on the policies and directives set by Andima, the Debentures being settled and held in custody at Cetip; and/or (ii) through the Bovespafix system, with the Debentures being settled and held in custody at the CBLC (Brazilian Settlement and Custody Company).

2.11         Collection of investment intentions: The procedure of Bookbuilding was adopted, organized by the Lead Manager, through collection of investment intentions, in the terms of Paragraphs 1 and 2 of Article 23 and Article 44 of CVM Instruction 400, without receipt of anticipated reservations, nor minimum nor maximum lots (“the Bookbuilding Procedure”). The Bookbuilding Procedure was effected with the objective of determining the final rate used for the purpose of calculation of the Remuneration Interest (as defined below), of the Debentures, resulting in the rate of 7.96% (seven point nine six per cent), which was the rate equivalent to the lowest of the rates offered by the institutions participating in the process for lots of Debentures the sum of which is equal to or greater than the total number of the Debentures offered.

2.12         Placement period: The period of placement of the Debentures shall be up to 5 (five) business days, from the date of publication of this announcement of opening of distribution of the Debentures (“the Placement Period”, and “the Opening Announcement”). After the full placement of the Debentures the respective announcement of closing of the distribution of the Debentures (“the Closing Announcement”) will be published.

2.13         Distribution Procedure: The Debentures shall be the subject of a public distribution, under the firm guarantee distribution regime, with intermediation by a financial institution that is part of the system of distribution of securities, through the SDT, administered by Cetip, based on the policies and directives fixed by Andima, using the procedure specified in paragraph 3 of Article 33 on CVM Instruction 400, and according to the distribution plan prepared by the Lead Manager, which shall take into consideration its relationships with clients and other aspects of a commercial nature, and also the strategies of the Lead Manager and the Issuer, subject to the terms and conditions defined in the Contract for Management, Placement and Distribution of Non-Convertible Debentures under the Firm Guarantee Regime, for the Second Public Issue by CEMIG Distribuição S.A (“the Distribution Contract”), and the Offering shall be carried out in accordance with the result of the Bookbuilding Procedure.

2.14         Subscription price and form of paying up: All the debentures shall be subscribed in the primary market for their Nominal Unit Value, plus the Remuneration, calculated pro rata temporis, from the Issue Date up to the date of their actual paying up, which shall be at sight, in Brazilian currency, simultaneously with the subscription period.

2.15         Amortization of the principal: The Nominal Unit Value of the Debentures shall be amortized in 3 (three) equal, annual and consecutive installments, the first becoming due on December 15, 2015 (each one of these dates being an “Amortization Date”).

2.16         Remuneration: The Debentures will be remunerated in accordance with the following: (a) Monetary Updating: the Nominal Unit Value of the Debentures shall be updated, from the Issue Date or from the date of expiry of the most recent Capitalization Period, as the case may be, up to the date of their actual payment, by the IPCA (Amplified National Consumer Price) Index, calculated and published by the IBGE (Brazilian Geography and Statistics Institute) (the “Updating”). The Updating of the Debentures shall be calculated pro rata temporis, by business days, according to the formula specified in Clause 4.1.9.1 of the Deed and shall be paid proportionately by the Issuer jointly with the Nominal Unit Value of the Debentures, on the same Amortization Dates of the Debentures, the first taking place on December 15, 2015 and the last on the Maturity Date; and (b) Remuneration Interest: The Debentures shall have Remuneration Interest calculated at the rate of 7.96% (seven point nine six per cent) per year, as defined by a Bookbuilding Procedure (“the Remuneration Interest” and, jointly with the Updating, “the Remuneration”), calculated exponentially and cumulatively pro rata temporis by business days expired, based on a year of 252 business days, applicable to the Nominal Unit Value of the Debentures plus the Updating, from the Issue Date, or on the balance of the Nominal Unit Value, from the Date of Maturity of the last capitalization period as the case may be, up to the date of its actual payment. The Remuneratory Interest shall be calculated in accordance with the formula contained in Clause 4.1.9.2 of the Deed and shall be paid annually, starting from the Issue Date, on December 15 of each year, the first payment taking place on December 15, 2008, and the last on the Maturity Date. For the purposes of setting the price of distribution of the Debentures, in the Bookbuilding Process investment intentions from persons linked to the Offering were not accepted – defined as those referred to by Clause 55 of CVM Instruction 400, with the exception of the intermediaries contracted with firm guarantee clause for subscription of the Debentures.

2.17         Renegotiation: There will be no programmed renegotiation of the Debentures.

2.18         Extraordinary amortization: There will be no possibility of the Issuer amortizing the non-amortized Nominal Unit Value of the Debentures on any date other than the Amortization Dates.

2.19         Optional early redemption: The Debentures of this Issue will not be subject to optional early redemption by the Issuer.

2.20        Early maturity:

Subject to items 2.20.1, 2.20.1.1 and 2.20.2 below, the fiduciary agent shall declare all the obligations relating to the Debenture to become due for payment immediately and demand immediate repayment by the Issuer of the debtor balance of the nominal unit value of the Debentures, plus the Remuneration, due up to the date of actual payment, calculated pro rata temporis from the Issue Date or from the start of the respective Capitalization Period, and other charges, independently of advice, contestation or notification within or outside the Courts, in any of the following events: (each event being referred to as a “Default Event”):

(a)   declaration of bankruptcy, dissolution and/or liquidation of the Issuer or application for Judicial Recovery or out-of-Court reorganization of the Issuer of an application for bankruptcy made by the Issuer, or any analogous event that characterizes a state of insolvency of the Issuer, in accordance with the applicable legislation;

(b)   non-compliance by the Issuer with any pecuniary obligation related to the Debentures;

(c)   early maturity of any debt of the Issue in an amount of R$50,000,000.00 (fifty million Reais) or more, or its equivalent in other currencies, due to any non-compliance, contractual or otherwise;

(d)   termination, for any reason, of any of the concession contracts to which the Issuer is a party representing separately or jointly an amount equal to 30% (thirty per cent) or more of the net operational revenue of the Issuer as stated in its last prior financial statements;

(e)   legitimate protest of securities against the Issuer, in an amount exceeding R$50,000,000.00 (fifty million Reais) or its equivalent in other currencies, unless made in error or bad faith of a third party validly proven by the Issuer, as the case may be, or unless suspended or cancelled, or unless a guarantee for the security(ies) be given in Court, under any circumstances, within a maximum of 30 (thirty) calendar days from the date on which the written notice sent by the Fiduciary Agent is received;

(f)    non-compliance by the Issuer or by Cemig with any non-pecuniary obligations specified in the Issue Deed, not cured in 30 (thirty) calendar days from the date of the written notice sent by the Fiduciary Agent to the issuer to this effect;

(g)   if the Issuer omits to pay by the maturity date, or does not take the legal or judicial measures required for non-payment in relation to, any debt or any other obligation payable by the Issuer under any agreement or contract to which it is a party as a lender, borrower, or guarantor, involving an amount of R$50,000,000.00 (fifty million Reais) or more or its equivalent in other currencies; and/or

(h)   privatization, merger, liquidation, dissolution, extinction, split and/or any form of stockholding reorganization which results in reduction of the registered capital of the Issuer, for the purposes of this sub-clause “privatization” being understood as an event in which (i) the present direct controlling stockholder of the Issuer, Companhia Energética de Minas Gerais – Cemig (“Cemig”), ceases directly or indirectly to hold the equivalent of at least 50% (fifty per cent) plus one of the total shares representing the voting stock of the Issuer; and/or (ii) the present controlling stockholder of Cemig, the government of the State of Minas Gerais, ceases directly or indirectly to hold the equivalent of at least 50% (fifty per cent) plus one of the total of the shares representing the voting capital of Cemig.

2.20.1 The occurrence of any Default Event indicated in sub-items (a), (b) e (c) above shall result in automatic early maturity of the Debentures, independently of any Court or out-of-court notice, or any consultation of the Debenture holders.

2.20.1.1 If any of the other Default Events (other than those specified in item 2.20.1 above) take place, the Fiduciary Agent shall call, within 48 (forty eight) hours of the date on which it becomes aware of such event, a General Meeting of Debenture Holders to decide on declaration of early maturity of the Debentures, subject to the procedure for convocation specified in Clause VIII of the Issue Deed and the specific quorum established in item 2.20.2 below.

2.20.2 After the General Meeting of Debenture Holders mentioned in item 2.20.1.1 above has been held, the Fiduciary Agent shall declare early maturity of all the obligations arising from the Debentures and demand immediate payment by the Issuer of the Nominal Unit value of the Debentures, plus the Remuneration and charges up to the date of actual payment, in accordance with item 2.20 above, unless Debenture Holders representing at least 2/3 (two-thirds) of the Debentures in circulation (as defined in the Deed) opt not to declare early maturity of the obligations arising from the Debentures.

2.20.2.1 If the Debenture Holders of the present Issue opt not to declare early maturity of the obligations arising from the Debentures, under item 2.20.2 above, the Debentures held by the Debenture Holders who do not agree with that decision shall be redeemed by the Issuer within a maximum of 30 (thirty) calendar days from the date of the holding of the General Meeting of Debenture Holders. The

Debentures shall be redeemed for their nominal unit value plus the remuneration owed, calculated pro rata temporis from the Issue Date or the date of the start of the respective Capitalization Period, up to the date of actual redemption.

2.20.3 If the General Meeting of Debenture Holders does not take place as specified in item 2.20.2. above, or if: (a) it is not called; (b) there is no decision on the date originally established for its being held; or (c) there is no quorum, where any of these events arises from an act or event not imputable to the Fiduciary Agent, the Fiduciary Agent shall declare early maturity of all the obligations arising from the Debentures, and the provisions of item 2.20.4 below shall apply.

2.20.4 In the event of early maturity of the Debentures, the Issuer undertakes to redeem the totality of the Debentures in circulation (as defined in the Deed) with their consequent cancellation, by payment of the balance of the Nominal Unit Value of the Debentures in circulation (as defined in the Deed), plus the Remuneration, calculated pro rata temporis from the Issue Date or from the date of the start of the respective Capitalization Period, up to the date of its actual payment, plus any other amounts owed by the Issuer under the Deed, including the charges for arrears therein established.

2.21         Target Investor Public for the Offering: The Target Public of the Offering is made up of institutional or qualified investors, as defined in Article 109 of CVM Instruction 409, of August 18, 2004, as amended, but debentures may be placed with other non-qualified investors, investment funds, private individuals or legal entities, whether or not clients of the institutions that adhere to the distribution contract, if they are aware of the terms, conditions and risks inherent to the Debentures, and also have access to the prospectuses relating to the Offering.

2.22         Inappropriateness of investment in the Debentures:

The Debentures that are the subject of the present Offer are not appropriate for investors who need considerable liquidity in relation to the securities acquired, since trading of Debentures in the Brazilian secondary market is restricted.

Investors should read the Risk Factors section of the Final Prospectus, which is available to investors as stated in item 6 below.

2.23         Use of Proceeds: The funds obtained from the Offering will be used, in their entirety, to pay the remaining debtor balance of the promissory notes issued under the Third Public Issue of Promissory Notes of Cemig Distribuição S.A., subject to the provisions of Clause 3.5 of the Deed.

3.             THE LEAD MANAGER

BB Banco de Investimento S.A.
Rua Senador Dantas 105, 36th Floor - Centro, Rio de Janeiro, Rio de Janeiro State
Att: Mr. Alexandre Wanzeller Casali
Telephone: (21) 3808-2742 - Fax: (21) 3808-3239
E-mail: acasali@bb.com.br

4.             MANDATED BANK

Banco Bradesco S.A.
Cidade de Deus – Prédio Amarelo – 2nd Floor - Osasco, SP - CEP: 06029-900Att.: Mr. José Donizetti de Oliveira
Telephone: (11) 3684-3749 - Fax: (11) 3684-2714E-mail: 4010.donizetti@bradesco.com.br

5.             FIDUCIARY AGENT

SLW Corretora de Valores e Câmbio Ltda.
Rua Dr. Renato Paes de Barros 717, 6th to 10th Floors
Itaim Bibi, São Paulo, São Paulo State - CEP: 04530-001Att.: Mr. Felipe Coimbra Aloi André
Telephone: (11) 3048-9763 / 3048-9915 - Fax: (11) 3048-9888E-mail: slw@slw.com.br

6.             ADDITIONAL INFORMATION

For additional information on the Offering and the Debentures, and also to consult the Definitive Prospectus, interested parties should contact the CVM, the Issuer, Cetip, or the head office of the Lead Manager, at the addresses given in this announcement.

CEMIG Distribuição S.A.
Av. Barbacena 1200, 17th Floor, A1 Wing
Belo Horizonte, Minas Gerais State - CEP: 30190-131
Att.: Sr. Paulo Eduardo Pereira Guimarães
Telephone: (31) 3506-4105 - Fax: (31) 3506-5068
E-mail: peduardo@cemig.com.br
Web:http://cemigd.infoinvest.com.br

CETIP – Câmara de Custódia e Liquidação
Rua Líbero Badaró 425, 24th Floor - São Paulo, São Paulo State
Telephone: (11) 3111-1596 - Fax: (11) 3115-1564
Email:  gr.debentures@cetip.com.br
Web: www.cetip.com.br

CVM – Rio de Janeiro – RJ
Rua Sete de Setembro 111, 5th Floor - Rio de Janeiro, Rio de Janeiro State
Web: www.cvm.gov.br

CVM – São Paulo – SP
Rua Cincinato Braga 340 – 2nd-4th Floors - Edifício Delta Plaza - São Paulo, São Paulo State
Web: www.cvm.gov.br

The Prospectus of the Offering is available to investors at the CVM for consultation and reproduction only

7.             DATE OF COMMENCEMENT OF THE OFFERING

The Commencement Date of the Offering is December 19, 2007.

8.             REGISTRY OF THE OFFER WITH THE CVM

The offering was registered with the Brazilian Securities Commission (CVM) on December 17, 2007, under number CVM/SRE/DEB/2007/048.

Registry of this distribution does not imply any guarantee by the CVM of the truthfulness of the information given nor any judgment on the quality of the issuer, nor on the debentures to be distributed.

The present Public Offer or program was prepared in accordance with the terms of the Self-Regulation Code of Anbid for Public Offers for distribution and acquisition of securities, which has been registered at the 4th Registry Office for Securities and Documents of the district of São Paulo, São Paulo State, under No. 4890254, and the present Public Offer/program thus complies with the minimum standards of information contained in the Code, and Anbid has no responsibility for the said information, for the quality of the Issuer and/or the Offering party/ies, nor of the participating institutions nor the securities that are the subject of the present Public Offer/program.

THE LEAD MANAGER